EXHIBIT 4



This document constitutes part of a prospectus covering securities that hav been registered under the Securities Act of 1933.


                           RELIV' INTERNATIONAL, INC.

                      1998 DISTRIBUTOR STOCK PURCHASE PLAN
                      ------------------------------------



1.       NATURE AND PURPOSE OF THE PLAN.
         ------------------------------

         The purpose of this 1998 Reliv' International, Inc. Distributor Stock Purchase Plan (the "Plan") is to give participating independent distributors ("Participants") of Reliv' International, Inc. (the "Company") a convenient means to purchase shares of the Company's Common Stock, no par value (the
"Common Stock") and to provide additional incentive to these independent distributors to exert their best efforts in building their Reliv' businesses. Through the Plan, Participants will have the opportunity to allocate a portion of their monthly compensation from the Company into the Plan to be used for the purchase of the Company's Common Stock. Participants will also be able to make cash payments which will be used to purchase shares of the Company's Common Stock on behalf of the Participants. At the end of each calendar year, the Company will grant warrants to purchase shares of the Company's Common Stock to Participants based on the number of shares of Common Stock purchased by the Participant under the Plan during the year through compensation check deduction. The warrant exercise price will equal the market price for the Company's Common Stock at year end.


2.       DEFINITIONS.
         -----------

         As used in this document, the following capitalized terms will have the meanings indicated:

         2.1 "Administrator" will mean American Stock Transfer & Trust Company, the Company's stock transfer company, or other entity appointed by the Committee to service the Plan and act as its independent agent as provided hereinafter.

         2.2 "Ambassador" shall mean a Distributor who reaches and maintains the level of Ambassador under the Company's compensation plan as amended from time to time.

         2.3 "Board" will mean the Board of Directors of the Company.

         2.4 "Committee" will mean the Compensation/Stock Option Committee of the Board, or, in the absence of such a Committee, the Executive Committee of the Board which administers the Plan.

         2.5 "Common Stock" will mean the Company's common stock, no par value.

         2.6 "Distributor" will mean an individual, partnership, corporation or other legal entity whose completed "Distributor Application and Agreement" has been received and accepted by the Company and which continues in full force and effect and whose distributorship is not the subject of suspension or termination proceedings by the Company.

         2.7 "Distributor Application and Agreement" will mean the official, approved Reliv Distributor Application and Agreement form in effect and used by the Company from time to time in the jurisdiction in which a Distributor resides.

         2.8 "Participant" will mean any Distributor who is participating in the Plan.

         2.9 "Plan" will mean this Reliv International, Inc. 1998 Distributor Stock Purchase Plan, as the same may from time to time be amended.

         2.10 "Servicing Agreement" will mean the agreement entered into by the Company with the Administrator and any successor Administrator.

         2.11 "Shares" will mean shares of Reliv' International, Inc. Common Stock, which may be purchased from time to time under this Plan.

         2.12 "Warrants" will mean warrants to purchase shares of Reliv' International, Inc. Common Stock which may be issued from time to time to Participants in accordance with and under the terms of this Plan.


3.       ELIGIBILITY AND PARTICIPATION.
         -----------------------------

         Participants in the Plan will be subject to the following conditions:

         3.1 Only Distributors in good standing who have reached the level of Ambassador are eligible to participate in the Plan.

         3.2 Contributions to the Plan may only be made by a Participant upon the terms and conditions of the Plan and the Enrollment Forms.

         3.3 Participation in the Plan is entirely voluntary. Each Ambassador electing to participate in the Plan must evidence his or her election (and any changes thereof, including without limitation any election to terminate participation in the Plan as provided in Section 12, below) on such forms as shall be supplied by the Company, including without limitation the 1998 Reliv' Distributor Stock Purchase Plan Enrollment Form (collectively the "Enrollment Forms") and in accordance with such administrative rules and procedures as may be established by the Company.

         3.4 Participation in the Plan by an eligible Ambassador will be effective as of the first day of the calendar quarter following receipt and approval of the completed Enrollment Forms. Notwithstanding the above, newly qualified Ambassadors will also be able to enroll effective as of the first day of the calendar month following the month they qualify as an Ambassador, provided that a completed Enrollment Form is received and approved by that date. Upon the effectiveness of the Plan, existing Ambassadors shall be permitted to enroll effective as of January 1, 1999, provided a completed Enrollment Form is received and approved by that date.

4.       CONTRIBUTIONS TO PLAN
         ---------------------

         Contributions to the Plan will be made solely by the Participants. The Company will not make any matching contributions to the Plan, except for the warrants described in Section 12 below. All contributions will be subject to the following:

         4.1 A Participant may elect to have an amount not less than $50 and not in excess of ten percent (10%) of his or her monthly compensation check deducted by the Company from his or her compensation check and contributed to the Participant's account, in lieu of receiving such amounts as compensation. This election shall be made at the time of enrollment in the Plan or at the time a Participant later elects to use direct deduction. A Participant may increase or decrease the amount deducted from the compensation check from time to time (within the limitations indicated above) by giving written notice to the Company. A Participant may make additional direct contributions to the Plan as provided in Paragraph 4.2 below in excess of the limitations set forth in this Paragraph.

         4.2 All Participants may make direct contributions to their accounts of not less than $50.00 for the purchase of Shares, subject to the terms of the Plan. Direct contributions should be sent directly by the Participants to the Administrator at:

                        American Stock Transfer & Trust Company
                        Attn: AmTrust Dividend Reinvestment, Share
                        Purchase and Sale Program
                        40 Wall Street
                        New York, New York 10005

Participants may arrange for automatic monthly direct contributions of not less than $50.00 from their bank accounts. To arrange for automated transfer of funds from a bank account Participants must complete and return an authorization form with either a voided blank check or pre-printed deposit ticket for the account and from the bank on which the funds will be drawn. Automatic investment withdrawals will be made on the 15th business day of each month and the funds will be invested as part of the next purchase made on behalf of all Participants.

         4.3 The Plan is not qualified under Section 401(a) of the Internal Revenue Code, and contributions made to the Plan will not be excluded or deductible from a Participant's taxable income.


5.       PARTICIPANT ACCOUNTS.
         --------------------

         5.1 An Ambassador who wishes to participate in the Plan shall complete and deliver the Enrollment Forms to the Company. Enrollment Forms may be obtained at any time upon written request to the Company. An Ambassador's participation will be effective as provided in Section 3.4. Purchases on behalf of a new Participant shall commence as soon as possible after the effective date of the Participant's enrollment. Contributions in the form of deductions from compensation checks will commence on the payment date (typically the 15th of the month) that is at least twenty (20) days after the effective date of a Participant's enrollment.

         5.2 Upon enrollment in the Plan, a separate program account ("Account") shall be established in the name of Participant. The relationship between the Participant and the Administrator shall be governed by this Plan and the Enrollment Forms.

         5.3 The Administrator will provide each Participant with a yearly report of Shares acquired for the Participant's Account under the Plan. No purchases other than the purchase of Shares may be made through the Account and no securities other than Shares may be held in the Account.

         5.4 The Administrator will transmit to each Participant all proxy statements, proxy cards, annual reports, meeting notices and other shareholder communications received from the Company with respect to Shares acquired pursuant to and held under the Plan in the Participant's Account. Proxies will be voted with respect to full Shares held in a Participant's Account in accordance with a Participant's instructions duly delivered to the Administrator. If a proxy voting card is not completed and returned by a Participant, the Shares in a Participant's Account will not be voted.


6.       PURCHASE OF SHARES.
         ------------------

         All purchases of Shares will be subject to the following terms as well as the terms and conditions of the Servicing Agreement and policies and procedures that may be adapted by the Committee.

         6.1 The Company will remit to the Administrator the funds withheld from a Participant's compensation check by the 20th of each month. All funds remitted by the Company and funds deposited directly by the Participant will be held in the Participant's Account. The Administrator shall apply funds accumulated in a Participant's Account, together with all other funds of other Participants, to the purchase on behalf of each Participant's Account of the maximum number of Shares that can be purchased with the accumulated funds. Purchases will be made on the open market on a weekly basis. However, depending on transaction volume, purchases may be made on the daily or semi-weekly basis. In addition, if and when the Company, in its discretion, makes Shares available for purchase into the Plan, Shares may be purchased directly from the Company. Any funds remaining in a Participant's Account after the purchase of such maximum number of Shares of Common Stock will be retained in the Participant's Account and treated as a part of the accumulation for the next period. No interest will be paid on any cash held pending investment. The timing of all purchases, the price to be paid for Shares of Common Stock purchased pursuant to the Plan and the source of such Shares of Common Stock, i.e., open market purchases or purchases from the Company, will be determined solely by the Administrator. Neither the Company nor the Participants will have any control or influence on such purchases.

         6.2 In the case of purchases of Common Stock on the open market, the price to Participants will be the weighted average purchase price paid by the Plan for Shares purchased that period. In the case of Shares of Common Stock purchased from the Company, the price shall be determined by averaging the closing sale prices for the Common Stock on the Nasdaq Stock Exchange during the purchase period. If purchases of Shares are made over a period of time, the Shares so purchased will be allocated to each Account based on the average price paid for all Shares purchased in that period.

         6.3 All applicable transfer taxes, if any, in connection with the purchase of shares of Common Stock under the Plan shall be paid by the Participants on a pro rata basis in accordance with the number of shares of Common Stock purchased for their Account. A Participant will pay $10.00 per month toward the costs of administering the Plan. Except as otherwise provided herein, all other costs of administration shall be paid by the Company.

         6.4 Dividends on all shares held in Program Accounts will be reinvested in additional shares of Common Stock. Participants may elect to reinvest cash dividends paid on all or a portion of the Common Stock held in their Account in certificate form (i.e., Shares deposited with the Administrator for safekeeping -- see Paragraph 9 below) by designating their election on the Enrollment Form. Participants electing partial reinvestment of cash dividends must designate the number of whole Shares of Common Stock in certificate form for which they want to reinvest cash dividends. Dividends paid on all other certificated shares in the Participant's name will be paid in cash. Reinvestment levels may be changed from time to time as a Participant desires by notifying the Administrator in writing.

         6.5 In the event that the Company makes available to the holders of Common Stock rights to purchase additional shares of Common Stock or other securities, the Company will distribute such rights accruing to shares of Common Stock to the Participants in the same manner as to shareholders who are not Participants in the Plan.


7.       SALE OF SHARES.
         --------------

         7.1 Participants may instruct the Administrator to sell any or all Shares held in the Participant's Account. As with purchases, the Administrator will aggregate all requests for Shares to be sold and sell the total share amount on the open market in ordinary brokerage transactions using a brokerage firm selected by the Administrator. The Shares will be sold on any exchange or market in which the Shares are listed or quoted. As with purchases, Shares are expected to be sold weekly, but depending on volume may be sold daily or semi-weekly. The selling price will not be known until the sale is completed.

         7.2 Participants should be aware that the price for their Shares may fall during the period between a request for sale, its receipt by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to purchase or sell Shares may not be rescinded, and are binding to the Participant. The Administrator may, in its sole discretion, accept written requests to revoke sell instructions.

         7.3 Following the sale, the net proceeds of the sale will be sent by check to the Participant at the address of record. A fee of $10.00 will be deducted from the net sale amount. The statement accompanying the check should be retained for tax purposes. If the Shares sold are insufficient to cover the processing fee of $10.00, a check will not be issued nor will the Participant be billed for additional fees due.

         7.4 To request the sale of any or all Shares in the Plan, Participants should complete the bottom portion of the confirmation statement provided to the Participant. The request should indicate the Shares to be sold and not the dollar amount to be attained. All Participants listed should sign the request. Mail the instructions to the Administrator:

                           American Stock Transfer & Trust Company
                           Attn: AmTrust Dividend Reinvestment, Share
                            Purchase and Sale Program
                           40 Wall Street
                           New York, New York 10005

All sales are subject to income tax reporting. It is solely the Participant's responsibility to determine the tax consequences of such sales and it is suggested that a tax advisor be consulted.


8.       DEPOSITS FOR SAFEKEEPING.
         ------------------------

         8.1 Participants may elect to deposit certificates for Shares otherwise owned into their Account. The Administrator will credit these Shares to the Participant's Account in the form of book entry shares. Certificates for safekeeping can be sent to the Administrator when enrolling in the Plan along with a completed Enrollment Application. Once enrolled, additional certificates for safekeeping should be sent to the Administrator along with the completed bottom portion of the statement of account provided to the Participant. The certificates to be deposited, together with an Enrollment Application or bottom part of the statement, should be sent registered mail to the Administrator along with a check or money order for $7.50 to:

                           American Stock Transfer & Trust Company
                           Attn: AmTrust Dividend Reinvestment, Share
                            Purchase and Sale Program
                           40 Wall Street
                           New York, New York 10005


         8.2 It is suggested that Participants use registered mail when sending stock certificates, insured for 2% of the market values of the Shares, which would be the approximate cost of replacing the certificates should they be lost in the mail. Certificates should not be endorsed. Participants should keep their own records as to the original cost basis for any certificates deposited into the Account.

         8.3  There  is  a  transaction   fee  of  $7.50  for  each  deposit  of
certificates. Multiple certificates may be deposited at the same time for a single transaction fee of $7.50. A check made to the order of American Stock Transfer & Trust Company for the total of $7.50 should be sent along with the certificates to be deposited. Certificates received with instructions to deposit Shares will be rejected if a check for $7.50 is not received.

         8.4 The fee for depositing certificates will be waived if the certificates are being deposited with simultaneous instructions to sell Shares. In this case, both the deposit and sale boxes of the instructions should be checked, and the fees associated only with the transactions for selling of Shares will apply. See above section on Sale of Shares for applicable fees associated with the sale of Shares.

9.       STOCK WITHDRAWALS.
         -----------------

         A Participant may request the Administrator to issue a certificate(s) for some or all of the Shares in the Account. The request for issuance of a certificate for full Shares of Common Stock only should be made using the bottom portion of the confirmation statement. There is no fee to Participant to issue a certificate. However, if the Participant requests the termination of participation in the Plan, a certificate for the number of full Shares of Common Stock held will be issued and any fractional Share held will be sold in accordance with the terms of the Plan. The terms and conditions of the Plan call for the sale of any fractional Shares and the closing of the Account if the Shares held by the Participant fall below one (1) Share. The Participant may receive a check for the net proceeds from the sale of any fractional Share of Common Stock. However, if the fractional Share sold is insufficient to generate the fee ($10.00) for the sale, a check will not be issued and the Participant would not be billed for any amount due. See above section on the Sale of Shares for applicable fees associated with selling of Shares.


10.      STOCK DISTRIBUTIONS.
         -------------------

         Any stock dividends, distributions or stock split shares distributed on Shares held by the Administrator for a Participant in the Plan, including any fractional Share distributions, will be credited directly into the Participant's Account. A certificate will be issued for whole Shares of Common Stock held in certificated form registered in the Participant's name.

11.      WARRANTS.
         --------

         11.1 Participants shall receive at the end of each calendar year warrants to purchase shares of the Company's Common Stock. The number of warrants issued shall be an amount equal to one-quarter (25%) of the total shares purchased for a Participant under the Plan during the year through direct deductions from compensation checks. Notwithstanding the above, the number of warrants issued each year will not exceed one-quarter (25%) of the total shares of common stock in the Participant's Account at the end of the year. Direct cash contributions to the Plan and Shares deposited in the Account for safekeeping will not be taken into account for this calculation. The warrants will be issued on or about December 31st of each year.

         11.2 The warrants shall be for a term of three years, and will vest one-third on the June 30 immediately following the date of issue, and one-third on each of the two following June 30's. For example, if a warrant for 3,000 Shares were issued on December 31, 1999, 1,000 Shares would vest on June 30, 2000, an additional 1,000 Shares would vest on June 30, 2001, and the remaining 1,000 Shares would vest on June 30, 2002. The warrants would terminate on January 1, 2003.

         11.3 The warrant exercise price shall equal the closing price of the Company's Common Stock on the last business day of the calendar year as published by the Nasdaq Stock Exchange or other national exchanges on which the Company's Common Stock is listed.

         11.4 A Participant shall be eligible to receive warrants only if at the time the warrants are to be issued the Participant is an Ambassador in good standing.

         11.5 The warrants shall terminate, and all rights of a warrant holder to exercise a warrant, whether or not such rights are vested, shall end, immediately upon the termination of the Participant's status as a Distributor in good standing, except as a result of a Distributor's death.

         11.6 Upon the death of a Participant warrant holder, said warrant holder's representative shall have the right to exercise any warrants held by such individual's estate, to the extent such warrants are vested, for a period of 60 days following the date of death.

         11.7 The warrants are non-transferable and any purported transfer shall be void.

         11.8 Participants will not be subject to U.S. income tax upon the receipt of warrants but may be subject to U.S. income tax upon the exercise of the warrants, depending on the market value of the Company's Common Stock at the time of exercise.


12. TERMINATION OF PARTICIPATION  UNDER THE PLAN.
    --------------------------------------------
A Participant's participation in the Plan shall immediately terminate if and when:

         12.1 The Participant voluntarily elects to cancel its participation in the Plan (such cancellation to be effective as of the date of receipt by the Company of a properly executed Termination Form evidencing such termination, such Termination Form to be acquired from the Company);

         12.2 The Participant ceases to be eligible to participate in the Plan by reason of the termination of the Participant as an Ambassador, due to the Participant's death (if an individual), dissolution or liquidation, or otherwise; or

         12.3 The Participant has made no Contributions under the Plan for a continuous period of twelve months.

         Upon withdrawal or termination of participation (other than by reason of the Participant's death), any funds contributed by the Participant that remain in the Participant's Account will be paid to the Participant in accordance with such administrative rules and procedures as are established by the Committee, without payment of interest thereon, and any shares of Common Stock held in the Participant's Account will be delivered to the Participant. Upon the death of the Participant, any funds that remain in the Participant's account and any shares of Common Stock held in the Participant's Account will be distributed to the Participant's designated beneficiary. A Participant who withdraws or whose participation is terminated, may elect to convert the Account to a Dividend Reinvestment, Share Purchase and Sale Program account with the Administrator following termination or withdrawal, subject to approval by the Administrator and compliance with the Administrator's policies and procedures governing such accounts.

         12.4 A Participant whose participation in the Plan is terminated may, after a period of six (6) months from the date participation is terminated, elect to again participate in the Plan so long as the Participant continues to be an Ambassador in good standing, is otherwise eligible to do so, and completes and delivers to the Company appropriate Enrollment Forms.

13.      NO ASSIGNMENT OF PLAN INTERESTS.
         -------------------------------

         No rights of a Participant under this Plan, including without limitation such Participant's rights in and to its Account, are assignable by the Participant by operation of law or otherwise. Any attempt by a Participant or other person to assign, alienate, or create a security interest in or otherwise encumber, any of the Participant's interest under the Plan, or to subject the same to attachment, execution, garnishment or other legal or equitable process shall be void.


14.      EFFECTIVE DATE; AMENDMENT; TERMINATION.
         --------------------------------------

         14.1 The effective date of the Plan is November 20, 1998. The Plan will terminate on November 20, 2008, the tenth (10th) anniversary of the effective date hereof, unless earlier terminated in accordance with the following paragraph. No Shares may be purchased pursuant to the Plan subsequent to its termination.

         14.2 The Administrator and the Committee reserves the right to modify the Plan, including the right to terminate the Plan upon notice to Plan Participants. In addition, the Administrator and the Committee reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.

         14.3 Promptly after any termination of the Plan, each Participant will receive any funds contributed by the Participant that remain in, and the Shares credited to, Participant's Account as of the date of termination without interest thereon and subject to the additional terms and conditions contained in the Servicing Agreement.


15.      ADMINISTRATION.
         --------------

         The Plan will be administered by the Committee, which shall have all of the powers of the Board with respect to the Plan. The Plan will not be subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee. The Committee may, from time to time, adopt rules and regulations for carrying out the purposes of the Plan. The determinations and interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. Notwithstanding the foregoing, the Committee has appointed the Administrator to serve as administrator of the Plan and agent for the Committee. The Administrator's duties shall include establishing and maintaining a separate Account for each Participant, purchasing Shares on behalf of Participants' Accounts, maintaining records of each Participant's Account and furnishing to each Participant the reports required by the Plan. The Committee shall direct the Administrator with regard to its duties under the Plan. The Committee may employ accountants, legal counsel and other agents to assist in the performance of its duties under the Plan. All reasonable expenses of the Committee in connection with its administration of the Plan shall be borne by the Company as provided in this Plan.

16.      TRANSFER OF SHARES TO PARTICIPANTS.
         ----------------------------------

         As a condition to the purchase of any Shares for the benefit of, or the transfer of any Shares to a Participant pursuant to the Plan, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any law or regulation, including, but not limited to a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the Participant's acquisition of such Shares and are endorsed upon the certificates therefor.


17.      OTHER TERMS
         -----------

         17.1 The Company will reimburse the Administrator for the printing and mailing of the Brochures and Enrollment Forms. Fees and expenses normally associated with Transfer Agent functions will also be paid by the Company.

         17.2 Neither the Company or the Administrator will be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of (i) failure to terminate a Participant's Account, sell Shares in the Plan, or invest optional cash payments without receipt of proper documentation and instructions; (ii) with respect to the prices at which Shares are purchased or sold for the Participant's Account and the time such purchases or sales are made, including price fluctuations in market value after purchases or sales.

         17.3 If the total number of Shares in the Participant's Account is less than one (1) Share, any remaining fractions will be sold and the Account closed. See above section on the Sale of Shares for applicable fees associated with the selling of Shares.

         17.4 The Company will provide without charge to each person, including any beneficial owner to whom a copy of this Plan/Prospectus is delivered, upon written or oral request by such person, a copy of all or any documents filed by the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 in connection with the registration of this Plan, including all documents that may be incorporated by reference in any such filing.

         17.5 The Plan shall be governed by and construed in accordance with the laws of the State of New York. The signing and mailing of the Enrollment Forms shall constitute an offer by the Participant to establish an agency relationship with American Stock Transfer & Trust Company and be governed by the terms and conditions of the Plan.


18.      INTERPRETATION.
         --------------

         18.1 If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

         18.2 Headings contained in this Plan are for convenience only and shall in no manner be construed as part of the Plan. Any reference to the singular or plural number, or to the masculine, feminine or neuter gender, shall be a reference to such other number or gender, as the case may be, as it appropriate.

         ADOPTED BY RESOLUTION OF THE BOARD OF DIRECTORS, EFFECTIVE THE 20th DAY OF NOVEMBER, 1998.




                                          RELIV' INTERNATIONAL, INC.


                                          By:/s/ Stephen M. Merrick
                                             ------------------------
                                               Corporate Secretary